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                                                                      Exhibit 10



              [SHEREFF, FRIEDMAN HOFFMAN & GOODMAN, LLP LETTERHEAD]




                                                              November 12, 1990




Merrill Lynch Global Utility Fund, Inc.
P.O. Box 9011
Princeton, New Jersey  08543-9011

Gentlemen and Ladies:

                  MERRILL LYNCH GLOBAL UTILITY FUND, INC., a Maryland corporation (the "Corporation"), proposes to issue and sell an indefinite number of shares of its Common Stock, par value $.10 per share (the "Shares"), in the manner and on the terms set forth in its Registration Statement on Form N-1A filed with the Securities and Exchange Commission on September 28, 1990 (File Nos. 33-37103 and 811-6180) (the "Registration Statement").

                  We have, as counsel, participated in various proceedings relating to the Corporation and the Shares. We have examined copies, either certified or otherwise proved to our satisfaction to be genuine, of the Articles of Incorporation and By-Laws of the Corporation, as currently in effect, a certificate of good standing issued by the Secretary of State of the State of Maryland and such other documents relating to its organization and operation as we have determined to be relevant. We have also reviewed the Registration Statement and the documents filed as exhibits thereto, and all amendments thereto.

                  Based upon the foregoing and subject to the limitations set forth herein, it is our opinion that:

                  1. The Corporation has been duly incorporated and is legally existing under the laws of the State of Maryland.

                  2. The corporation is authorized to issue up to two-hundred million (200,000,000) Shares. Under Maryland law, (a) the number of authorized Shares may be increased or decreased by action of the Board of Directors, and
(b) Shares which are issued and subsequently redeemed by the Corporation are, by virtue of
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Merrill Lynch Global
   Utility Fund, Inc.
November 12, 1990
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such redemption, restored to the status of authorized and unissued shares.

                  3. Subject to the effectiveness of the Registration Statement and compliance with applicable state securities laws, upon the issuance of the Shares for a consideration not less than the par value thereof as fixed by the Articles of Incorporation and not less than the net asset value thereof as required by the Investment Company Act of 1940 and in accordance with the terms of the Registration Statement, such Shares will be legally issued and outstanding and fully paid and non-assessable.

                  We hereby consent to the filing of this opinion with the Securities and Exchange Commission as a part of the Registration Statement and with any state securities commission where such filing is required. We also consent to the reference to our firm as counsel in the Prospectus and Statement of Additional Information filed as part thereof. In giving this consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

                  We are members of the Bar of the State of New York and do not hold ourselves out as being conversant with the laws of any jurisdiction other than those of the United States of America and the State of New York. We note that we are not licensed to practice law in the State of Maryland, and to the extent that any opinion expressed herein involves that law of such state, such opinion should be understood to be based solely upon our review of the good standing certificate referred to above, the published statutes of the state and, where applicable, published cases, rules or regulations of regulatory bodies of that state.


                                         Very truly yours,


                                    /s/ Shereff, Friedman, Hoffman & Goodman

                                    Shereff, Friedman, Hoffman & Goodman





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